EXHIBIT 10.58

SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation and Consulting Agreement and General Release (the “Agreement”) by and between David Tyronne Howton, Jr. (“Employee”) and Sarepta Therapeutics, Inc. (the “Company”), is made effective as of the date following Employee’s signature and the expiration of the seven (7) day revocation period without revocation (the “Effective Date”) with references to the following facts:

A.Employee is currently employed by the Company as Executive Vice President, General Counsel and Corporate Secretary and is an at-will employee with no employment agreement in place.

B.Employee has notified Company that he desires to resign his employment with the Company to pursue other business opportunities and the parties have agreed that Employee will be separated as an employee of the Company effective as of 11:59 p.m. eastern standard time on December 14, 2020 (the “Separation Date”).

C.In recognition of Employee’s extensive experience and expertise, Company wishes to continue to retain Employee as a consultant, and Employee is willing to provide consulting services pursuant to the terms of this Agreement.

D.Employee and the Company want to end their relationship amicably and establish the obligations of the parties including, without limitation, all amounts due and owing to the Employee.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, the parties agree as follows:

1.Separation Date; Consulting Services.

(a)Employee’s Separation.  Employee acknowledges and agrees that his/her status as an employee of the Company ends on the Separation Date.  Employee hereby agrees to execute such further document(s) as shall be determined by the Company as reasonably necessary or desirable to give effect to the termination of Employee’s status as an employee of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

(b)Consulting Services.  Beginning at 12:00 a.m. eastern standard time on December 15, 2020 and ending on the earlier of March 31, 2021 or the date upon which the Company terminates for Cause (as defined below) the relationship as defined herein (the “Consulting Period”), Employee shall be retained by the Company as a Consultant, and shall be available to (i) answer questions with respect to matters that were previously within the scope of Employee’s responsibilities; (ii) produce any deliverables that may be assigned by the Company, including without limitation, cooperate with assigned Company employees to establish an appropriate file structure, and provide to the Company any and all data, metadata, analyses and other information owned by, and/or generated on behalf of, the Company; and (iii) cooperate with the Company with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during his/her employment with the Company (including, without limitation, Employee being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents, files and records which are, or may have come into, Employee’s possession during his/her employment) (the “Consulting Services”).  The Company’s requests for Consulting Services shall not be unduly burdensome or interfere with Employee’s ability to engage in gainful employment, consulting or other work.  The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in providing Consulting Services consistent with the Company’s policies. Such expenses shall include, without limitation, travel costs and, to the extent Employee reasonably believes the separate representation is warranted in connection with any internal investigation or administrative, regulatory or judicial proceeding, reasonable legal fees. “Cause” shall mean (i) Employee’s failure to reasonably provide Consulting Services requested by the Company, or (ii) Employee’s material breach of his/her continuing obligations pursuant to this Agreement or the Confidential Proprietary Rights and Non-Disclosure Agreement (attached hereto as Exhibit B) which material breach is not cured by Employee within ten (10) business days following after written notice of such breach has been given by the Company to the Employee which written notice will describe in reasonable detail the material breach.

The parties acknowledge and agree that the Consulting Services shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Employee shall not be required to express any legal opinions with respect to any matters affecting the Company.

(c)Consideration. In consideration for agreeing to provide the Consulting Services, the Company shall pay the Employee:

(i)during the Consulting Period, a monthly consulting fee equal to one-twelfth (1/12) of his annual base salary in effect on the Separation Date (the “Consulting Fee”). The Company shall pay the Consulting Fee on a bi-weekly basis.

(ii)his 2020 annual incentive bonus at one hundred percent (100%) of target, provided that the Company achieves a corporate bonus level of at least one hundred percent (100%).  If the Company achieves a corporate bonus level of less than one hundred percent (100%), then the Company shall pay Employee a bonus at the percentage target equal to the percentage corporate bonus level the Company actually achieves.  The Company shall pay such bonus at the time the Company pays its other employees their 2020 annual incentive bonuses.

(iii)Notwithstanding anything in this Agreement to the contrary, if the Company terminates Employee during the Consulting Period for any reason except for Cause, the Company shall pay Employee the Consulting Fee through March 31, 2021, and shall pay Employee the bonus described in Section 1(c)(ii) above.

2.Severance Benefits.  The Company hereby agrees, subject to (i) Employee’s signing of this Agreement without revocation; (ii) Employee’s performance of his/her continuing obligations pursuant to this Agreement, and the Confidential Proprietary Rights and Non-Disclosure Agreement (attached hereto as Exhibit B), and (iii) provided that the Consulting Period does not terminate prior to March 31, 2021 to provide to Employee the following payments and benefits.

(a)Benefits.   Employee will continue to be covered by the Company’s group medical, dental and/or vision insurance plans (“Health Plans”) as currently elected through the Separation Date.  Regardless of whether Employee executes this Agreement, the Employee’s rights to continue coverage under the Health Plans following the Separation Date shall be governed by the federal law known as COBRA (the terms regarding COBRA will be set forth in a separate written notice).  Subject to Employee executing this Agreement, and to Employee’s eligibility for, entitlement to, and timely election of continued coverage in Health Plans under COBRA, then during the period beginning December 15, 2020 and continuing through March 31, 2021 (the “Eligibility Period”), Employee will be entitled to continued participation in Company’s Health Plans and the Company will directly pay the entire COBRA premium on the Employee’s behalf.  At the end of the Eligibility Period, the Company will no longer be obligated to pay premiums as described, and coverage under the Health Plans will be continued only to the extent required by COBRA and only to the extent that Employee timely pays the full premium amount required for COBRA continuation coverage of the Health Plans. Employee should consult the COBRA materials that will be provided under separate cover for details regarding eligibility for, and election of, COBRA continuation coverage of the Health Plans.

(b)Equity. The outstanding equity awards issued to Employee as of the Separation Date, as attached hereto in Exhibit A, shall continue to vest through the last day of the Consulting Period in accordance with the Company’s 2018 Equity Incentive Plan, the Company’s Amended and Restated 2011 Equity Incentive Plan, the Company’s 2002 Equity Incentive Plan and the Company’s 2014 Employment Commencement Incentive Plan, as amended, or any grants of options, restricted stock awards and restricted stock units provided to Employee, if any, thereunder (collectively, the “Equity Agreement”).  Provided that the Consulting Period does not terminate for Cause prior to March 31, 2021, equity awards vested as of the last day of the Consulting Period shall be exercisable during the 90-day period following the Consulting Period.  All unvested equity awards as of the last day of the Consulting Period shall be cancelled and forfeited effective as of April 1, 2021.  Employee’s rights with respect to equity awards granted to him/her shall be governed by the Equity Agreements, provided that nothing therein shall be construed in a manner that reduces the period of continued vesting or the period of exercisability identified in this Section 2(b).  Employee shall not be entitled to any additional consideration, including but not limited to, equity vesting in the event of a Change of Control during, or at any time after, the Consulting Period.  Employee acknowledges and agrees that except as otherwise stated in this paragraph, he/she does not now, and will not in the future, have rights to vest in any other stock options or equity under any stock option or other equity plan (of whatever name or kind) that Employee participated in, or was eligible to participate in, during his/her employment with the Company.

3.Final Paycheck; Payment of Accrued Wages and Expenses

(a)Final Paycheck.  Employee acknowledges that on or about the Separation Date, Employee received any and all (a) unpaid regular wages and/or any vacation time accrued through the Separation Date; and (b) any other monies under any other form of compensation or benefit that was due to Employee in connection with his/her employment with, or separation of employment from, the Company.  Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(b)Business Expenses.  The Company shall reimburse Employee for all outstanding expenses incurred prior to the Separation Date that are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, subject to the Company’s written requirements in effect at the time of the Separation Date with respect to reporting and documenting such expenses.  Employee shall submit for reimbursement all outstanding expenses incurred by the Separation Date on or before December 31, 2020. Employee is entitled to these payments regardless of whether Employee executes this Agreement.

4.Full Payment.  Employee acknowledges that the payment and arrangements described in Sections 2 and 3 shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his/her employment with the Company.

5.Employee’s Release of the Company.  In exchange for Severance Benefits described in Section 2 above, the receipt and adequacy of which consideration is hereby acknowledged:

(a)Employee, on his/her own behalf and on behalf of his/her family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(ii)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iii)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., , the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Payment of Wages Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Right of Privacy Law, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended;

(iv)any and all claims for violation of the federal or any state constitution;

(v)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vi)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

(vii)and all claims for breach of contract or of the implied covenant of good faith and fair dealing inherent in any contract between the parties; and

(viii)any and all claims for attorneys’ fees and costs.

(b)Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the ADEA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (i) he/she should consult with an attorney prior to executing this Agreement; (ii) he/she has been given at least twenty-one (21) days within which to consider this Agreement; (iii) he/she has seven (7) days following his/her execution of this Agreement in which to revoke it; (iv) this Agreement shall not be effective until after the revocation period has expired and Employee will not receive the benefits of Section 2 of this Agreement until such period has expired without revocation; and (v) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  To revoke his/her acceptance of this Agreement, Employee must contact Adi Osovsky, Senior Director, Corporate Law, by email at AOsovsky@Sarepta.com by no later than 5:00 P.M. Eastern Time on or before the seventh (7th) day following Employee’s signature of this Agreement.

(c)Employee has been informed that by statute or common law principles, a general release may not extend to claims which Employee does not know or suspect to exist in his/her favor at the time of executing this Agreement, if knowledge of such claims could have affected his/her decision to settle.  Being aware of this fact, Employee specifically waives any rights that he/she may have to assert such unknown claims in the future except for those claims that cannot be waived under state or federal law.

(d)THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: Employee acknowledges, agrees and understands that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employees for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act. Employee voluntarily and knowingly waives all rights under the MA Wage Act.

(e)Notwithstanding anything in this Section 5 to the contrary, nothing in this Agreement is intended to release or waive Employee’s rights (i) under COBRA, (ii) to unemployment insurance and worker’s compensation benefits, (iii) to any vested retirement benefits or Equity Awards, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) to indemnification for actions taken by Employee in the course and scope of employment to the extent provided for in applicable statutes, or the certificates of incorporation and by-laws of the Company or its affiliates or subsidiaries.

(f)Nothing contained in this Agreement prohibits or restricts Employee from lawfully (A) communicating or cooperating with, providing relevant information to, or otherwise assisting in an investigation by any governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; (B) filing an administrative complaint with the Equal Employment Opportunity Commission, U.S. Department of Labor, National Labor Relations Board, or other federal, state or local agency responsible for administering fair employment, wage-hour, labor and other employment laws and regulations; (C) cooperating in an investigation, or responding to an inquiry from any such agency; or (D) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation; provided, however, that Employee agrees that, to the maximum extent permitted by law, the Employee waives any claim for individual monetary relief in connection with any such action, investigation or proceeding.

(g)Nothing in this Agreement will bar or prohibit Employee from filing an administrative charge, contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law, including the Massachusetts Commission Against Discrimination and the Equal Employment Opportunity Commission.  However, Employee nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any proceeding in which Employee does so participate.

6.Non-Disparagement; Transfer of Company Property; Non-Solicitation.  The Company and Employee further agree that:

(a)Non-Disparagement.  Employee shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, individuals who are known by Employee to be employees of the Company, products, services, technology or business, either publicly or privately.  Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency or to any truthful statements necessary in any litigation regarding the enforcement of this Agreement. In turn, the Company agrees to direct its officers and directors not to disparage Employee in any manner likely to be harmful to Employee, Employee’s business reputation or personal reputation.

(b)Transfer of Company Property.  On or before March 31, 2021, Employee shall return to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he/she has in his/her possession, custody or control at the Separation Date.  All data storage devices shall be returned without deletion, alteration or copying by Employee of Company information, data and files.

(c)Non-Solicitation. Employee acknowledges and agrees that the Company has invested substantial time, money and resources in the development of its Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement) and the development and retention of its customers, clients, collaborators, and employees.  Employee further acknowledges that during the course of his/her employment, he/she was introduced to customers, clients, and collaborators of the Company, and agrees that any “goodwill” associated with any customer, client, or collaborator belongs exclusively to the Company.  In recognition of the foregoing, Employee specifically acknowledges and agrees that during the Restricted Period, Employee will not directly or indirectly in any position or capacity engage in the following activities described in (i) or (ii) below for himself/herself or for any other person, business, corporation, partnership or other entity:

(i)call upon, solicit, divert, or accept, or attempt to solicit or divert any of the Company’s business or prospective business from any of the Company’s customers, clients, collaborators, or prospective customers, clients or collaborators with whom Employee had contact or whose dealings with the Company Employee coordinated or supervised or about whom Employee obtained Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement), at any time during the two (2) year period prior to the Separation Date, unless Employee obtains prior written consent of the Company.

(ii)initiate, directly or indirectly, any contact for the purpose of requesting or soliciting any employee or other person (including consultants) who may have performed work or services for the Company within one (1) year prior to the Separation Date to perform work or services for any person or entity other than the Company.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from (x) acting as a reference for any employee or consultant of the Company or (y) otherwise engaging in any routine HR job responsibilities Employee may have with a new employer that may involve the hiring of any employee or consultant of the Company that Employee did not solicit.

EMPLOYEE ACKNOWLEDGES THAT THESE RESTRICTIONS SHALL APPLY AND BE BINDING REGARDLESS OF CHANGES IN EMPLOYEE’S POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING HIS/HER EMPLOYMENT.

(d)Survival of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e)Remedies.  Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of his or her Representatives would cause the Company and its Affiliates irreparable harm and that money damages would not be an adequate remedy.  Employee agrees on behalf of him or  herself and his or her Representatives that the Company (and its Affiliates) shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or any of his or her Representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company (or its Affiliates) may be entitled at law or in equity.

(f)Restricted Period.  The term “Restricted Period” shall mean, (i) in the case of Section 6(c)(i) above, a period of three (3) months after the Separation Date, and (ii) in the case of Section 6(c)(ii) above, a period of six (6) months after the Separation Date.

7.Employee Representations.  Employee warrants and represents that (a) he/she has not filed or authorized the filing of any complaints, charges or lawsuits (that are subject to release under Section 5 of this Agreement) against the Releasees or any affiliate of any Releasee with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his/her behalf, he/she will use reasonable best efforts to immediately cause it to be withdrawn and dismissed, unless it has been filed with a Government Agency and such efforts are prohibited by law and (b) he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.

8.No Assignment by Employee.  Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasees because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

9.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state or commonwealth other than Massachusetts. The Parties agree that the exclusive jurisdiction for any legal action arising out of or relating to this Agreement shall be in the state or federal courts located in the Commonwealth of Massachusetts.

10.Confidentiality of this Agreement. Employee understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 5(g) of this Agreement, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained by Employee in confidence and shall not be disclosed to any third party, provided however, that Employee may disclose the terms and contents of this Agreement to his/her spouse and legal and financial advisors on condition that those parties agree not to disclose same to others.

11.Miscellaneous.  This Agreement, together with the Confidential Proprietary Rights and Non-Disclosure Agreement and the Equity Agreement, comprise the entire agreement between the parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Employee and the Company with regard to the subject matter hereof.  Employee acknowledges that there are no other agreements, written, oral or implied, and that he/she may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.Code Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, the applicable requirements under Internal Revenue Code Section 409A and the related regulations and guidance issued by the Department of the Treasury, as modified from time to time, including exceptions and exemptions provided for therein (“Section 409A”). Accordingly, this Agreement shall be administered, construed, and interpreted in a manner consistent with such intent. Without limiting the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14.Compliance with Continuing Obligations.  Employee reaffirms his/her continuing obligations under the Confidential Proprietary Rights and Non-Disclosure Agreement dated November 5, 2012 and under all similar agreements executed during the course of Employee’s employment by the Company (collectively, the “Confidentiality Agreements”).  Employee acknowledges and agrees that the payments and benefits provided by Section 2 of this Agreement shall be subject to Employee’s continued compliance with Employee’s obligations under the Confidentiality Agreements.

To accept the terms of this Separation Agreement and Consulting Agreement and General Release, Employee must sign, date and return a copy to Adi Osovsky, Senior Director, Corporate Law, Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA, 02142, within twenty-one (21) days.

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and Consulting Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED:	11 December 2020	David T.Howton, Jr.
/s/David T.Howton, Jr.
Signature

SAREPTA THERAPEUTICS, INC.

DATED:	13 December 2020	By:	Douglas S. Ingram
/s/ Douglas Ingram
Signature

		Title:	President and Chief Executive Officer

EXHIBIT A

EQUITY OWNERSHIP REPORT

EXHIBIT B

CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT